Exhibit 99.1

PRESS RELEASE	FOR IMMEDIATE RELEASE
Omaha, Nebraska

January 26, 2023

INVESTOR CONTACT:

Andy Grier

Senior Vice President

402-952-1235

MEDIA CONTACT:

Karen Marotta

Greystone

212-896-9149

Karen.Marotta@greyco.com

Greystone Housing Impact Investors LP Announces Closing of $118 Million in

New Mortgage Revenue Bond Investments

OMAHA, Nebraska – Greystone Housing Impact Investors LP (NYSE: GHI) (the “Partnership”) announced that during December 2022 and January 2023, it originated and closed mortgage revenue bond (“MRB”) investments secured by four affordable housing properties acquired by two separate mission-driven non-profit organizations totaling approximately $118 million. The MRB proceeds will be used by the non-profit borrowers to acquire and rehabilitate the properties to provide additional affordable multifamily units to the local markets. The MRB investments consisted of:

•
MRB and taxable MRB investments totaling $38.1 million secured by The Park at Sondrio Apartments, a 271-unit multifamily property in Greenville, SC;

•
MRB and taxable MRB investments totaling $26.9 million secured by The Park at Vietti Apartments, a 204-unit multifamily property in Spartanburg, SC;

•
MRB and taxable MRB investments totaling $22.4 million secured by Windsor Shores Apartments, a 176-unit multifamily property in Columbia, SC; and

•
An MRB investment of $30.5 million secured by The Ivy Apartments, a 204-unit multifamily property in Greenville, SC.

The MRB investments were acquired in the ordinary course of the Partnership’s business. All the MRB and taxable MRB investments have an initial seven-year term and have a fixed interest rate of 6.5%. The Partnership has secured Tender Option Bond debt financing to fund a portion of the MRB investment acquisition prices.

The MRB investments were sourced through a relationship between the non-profit owner entities and Greystone Affordable Development, the fee-for-service co-developer for each property and an affiliate of the Partnership’s general partner. In addition, the sellers of each of the properties were represented by Cushman & Wakefield, which has a strategic joint venture with Greystone, the owner of the Partnership’s general partner.

“These kinds of transactions represent how our investing has a positive impact in communities – helping mission-driven non-profits acquire market rate properties and converting them to affordable housing. In addition, the cooperation of the Greystone and Cushman & Wakefield teams on these transactions continues to demonstrate the benefits of Greystone’s broad network of relationships in helping to identify accretive investment opportunities for the Partnership,” said Kenneth C. Rogozinski, Chief Executive Officer of the Partnership.

About Greystone Housing Impact Investors LP

Greystone Housing Impact Investors LP (formerly known as America First Multifamily Investors, L.P.) was formed in 1998 under the Delaware Revised Uniform Limited Partnership Act for the primary purpose of acquiring, holding, selling and otherwise dealing with a portfolio of mortgage revenue bonds which have been issued to provide construction and/or permanent financing for affordable multifamily, seniors and student housing properties. The Partnership is pursuing a business strategy of acquiring additional mortgage revenue bonds and other investments on a leveraged basis. The Partnership expects and believes the interest earned on these mortgage revenue bonds is excludable from gross income for federal income tax purposes. The Partnership seeks to achieve its investment growth strategy by investing in additional mortgage revenue bonds and other investments as permitted by its Second Amended and Restated Limited Partnership Agreement, dated December 5, 2022, taking advantage of attractive financing structures available in the securities market, and entering into interest rate risk management instruments. Greystone Housing Impact Investors LP press releases are available at www.ghiinvestors.com.

About Greystone

Greystone is a private national commercial real estate finance company with an established reputation as a leader in multifamily and healthcare finance, having ranked as a top FHA, Fannie Mae, and Freddie Mac lender in these sectors. Loans are offered through Greystone Servicing Company LLC, Greystone Funding Company LLC and/or other Greystone affiliates. For more information, visit www.greystone.com.

About Greystone Affordable Development

Greystone Affordable Development, an affiliate of Greystone, is a national development and transaction management group that is focused on meeting the challenges associated with the creation, recapitalization, and preservation of affordable housing throughout the U.S. To date, the group has developed approximately 14,500 apartment homes with another 5,800 in various stages of completion in 12 states. The group’s mission is to create meaningful and significant impacts on communities by helping to provide low-wealth households with decent, safe, and affordable housing. For more information, visit www.greystoneaffordabledev.com.

Safe Harbor Statement

Information contained in this press release regarding Greystone Housing Impact Investors LP contains “forward-looking statements,” which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to, risks involving current maturities of our financing arrangements and our ability to renew or refinance such maturities, fluctuations in short-term interest rates, collateral valuations, mortgage revenue bond investment valuations and overall economic and credit market conditions. For a further list and description of such risks, see the reports and other filings made by the Partnership with the Securities and Exchange Commission, including but not limited to, its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Readers are urged to consider these factors carefully in evaluating the forward-looking statements. The Partnership disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.